Exhibit 10.3
AQUILA, INC. d/b/a AQUILA NETWORKS
LARGE VOLUME TRANSPORTATION
SERVICE AGREEMENT
(Iowa)
                                                                                                     December JR
     This Agreement is entered into effective the 6th day of ~~October~~ 2004, by and between Aquila, Inc., d/b/a Aquila Networks (“Company”) and Amaizing Energy Corporation, L.L.C. (“Customer”), whose service address is Hwy 30, Denison, Iowa 51442.
     Whereas, Customer has obtained or will obtain supplies of natural gas and desires Company to receive such natural gas and transport and deliver such gas to Customer, and to provide certain other related services to Customer; and
     Whereas, Company is willing to provide natural gas transportation and related services to Customer, subject to the terms and conditions set forth herein.
     Now, therefore, in consideration of the above premises and the covenants contained herein, Company and Customer agree as follows:
     1. Availability: Service under this Agreement is available to any large volume non-general service end-use customer who purchases gas supplies that can be transported on a firm or interruptible basis by Company. Service hereunder shall be offered on a non-discriminatory firm and/or interruptible basis contingent on adequate system capacity. Customers electing interruptible service must sign an affidavit confirming the customer has an alternate fuel capability or is willing to discontinue gas service during the period of curtailment. Large volume customers who convert to transportation service will be required to take assignment to pay for, at the option of the Company, firm interstate pipeline capacity and supplies designated by Company for a period of up to one year. Service will be provided on a firm basis only if Customer has arranged firm transportation for such gas supplies on the interstate pipeline serving Company’s distribution system. Customer represents that it meets the service availability requirements for transportation service under this Agreement.
     2. Service Considerations: Service hereunder is provided by Company pursuant to its Transportation Rate Schedule, Sheet Nos. 61 through 61G and pursuant to the General Rules, Regulations, Terms and Conditions, all as contained in Company’s Gas Tariff on file with the Iowa Utilities Board (“IUB”), as the same may be amended, modified or superseded from time to time (the “Tariff”). All Large Volume transportation customers must have the Company install telemetry equipment at the customer’s expense. The Company will offer financing for periods up to 90 days interest free. The Company will offer financing with interest to a customer to pay for the installation of telemetry equipment for a period of more than 90 days but not more than 12 consecutive months on a non-regulated basis. The telemetry equipment and any other improvements made by the Company shall remain the property of the Company and will be maintained by the Company.
     Delivery of natural gas by Company shall be at such varying pressures as may exist under operating conditions in the pipeline of Company at the point of delivery. For the sale the delivery pressure to the customer will be 60 pounds per square inch gauge absent of any force majeure situations.
     3. Charges: Customer shall be responsible for and shall pay to Company the following charges for the periods indicated or as otherwise applicable:

Applicable Sales Tariff:	LVI

Customer Charge:	$150 per month per facility for administrative costs relating to transportation, plus the basic monthly charge according to the applicable sales rate tariff for which Customer would otherwise qualify, subject to change as may be approved by the IUB from time to time. “Facility” shall include all meters serving buildings under common ownership behind the same town border station (“TBS”).

Daily Firm Units:	4,210

Capacity Charge:	If applicable, the amount is set forth in Customer’s regular sales tariff schedule.

Commodity Charge:	All volumes received by Customer hereunder shall be charged a rate equal to the tariff margin component of Company’s rate then in effect under its sales rate schedule for such Customer. In addition, Customer must pay for all fixed gas costs assigned to Customer in the regular sales tariff rate. Fixed gas costs could include but are not limited to the following: Daily Firm Capacity Charges, and Annual Cost Adjustment Charges.

Additional costs will be assigned as they are authorized by the FERC or the IUB to be charged for transportation services, including but not limited to take-or-pay costs, TCR costs, and GRI costs. In addition, all volumes delivered from system gas supply shall be charged the rate set forth in the appropriate Company’s sales tariff schedule.

Reconnect Charge:	An end-use customer receiving transportation service without system supply reserve service must pay a $5 reconnection charge when such customer requests to return to Company’s system supply.

Optional Services:	The following service, described in Company’s Tariff Sheet 61B, is available at Customer’s option:

_________ Aggregation Service
     Customer has initialed which of the above listed optional services, if any, are desired by Customer and agrees to pay the charges associated therewith according to and as set forth in Company’s Tariff. Customer shall, upon request of Company, execute such agreements as Company deems necessary or appropriate to effectuate the above services.

     4. Term: This Agreement shall remain in effect for a primary term of Ten (10 years from the date service commences hereunder, and thereafter from year to year until canceled by either party on six (6) months prior written notice to the other party. Notwithstanding the provisions of this Section, Customers transporting gas for seasonal non-winter peaking purposes lasting less than six months shall be allowed to transfer to sales service at any time after providing one month written notice, and do not have to be on transportation service for any specific period of time.
     5. Balancing: Customer agrees that nominated volumes and actual receipt and delivery volumes must balance. Customer is responsible for: (a) providing nominations which accurately reflect Customer’s expected consumption, and (b) balancing volumes consumed at the delivery points with deliveries to Company’s system. Failure to fulfill these responsibilities will result in Customer incurring balancing and/or scheduling charges described in Company’s Transportation Rate Schedule, which charges shall be in addition to any Company charges, and which charges shall change as the interstate pipeline changes its rates.
     6. Pipeline Charges; Capacity Assignment: Any charges Company incurs from a pipeline on behalf of Customer will be passed through to Customer. Such charges may include but are not limited to any other charges referenced in Sections 5 and 8 of this Agreement.
     7. Nominations: Customers are required to nominate daily. Customers requesting volumes to flow on the first day of any month must contact Company’s Gas Control Department via Company’s Internet-enabled electronic bulletin board, known as Gas Track Online (http://www.gastrackonline.com), and inform them of the volumes to be transported by receipt point(s) and delivery point(s). First of the month nominations and daily nominations via the Internet are due by 11:30 a.m. Central Time one day before the gas flows. Intra-day nomination for the 2nd through the 31st days of a month will be accepted until 5:00 p.m. Central Time. A confirmed pipeline nomination will also be accepted on a best effort basis on the day of gas flow. The Company shall have the right, in its sole discretion, to reject or change any nomination that it deems is being made in order to take unfair advantage of any tariff provision, including but not limited to, monthly cash out.
     8. Penalty for Unauthorized Takes When Service is Interrupted or Curtailed: If Customer fails to curtail its use of gas hereunder when requested to do so by Company, Customer shall be billed at the transportation charge, plus the cost of gas Company secures for Customer, plus the greater of either pipeline daily delivery variance charges or $20 per Mcf for gas used in excess of the volumes of gas to which Customer is limited. Company may in addition disconnect Customer’s supply of gas in the event of Customer’s failure to curtail its use thereof when requested by Company to do so.
     9. Billing and Payment: Bills shall be calculated in accordance with the applicable rate schedule each month and shall be payable monthly. Upon request, Company shall give Customer the approximate date on which Customer should receive its bill each month, and if a bill is not received or is lost, Company shall, upon request, issue a duplicate. Failure to receive a bill shall not relieve Customer from payment. The bill shall be considered rendered to Customer when deposited in the U.S. Mail with postage prepaid. If delivery is by other than U.S. Mail, the bill shall be considered rendered when delivered to the last known address of the party responsible for payment. Bills become delinquent if not paid within twenty (20) days after rendering of the bill.
     Late payment penalties are assessed on the past due amount and shall not exceed one and one-half percent (1 1/2%) per month of the past due amount. The penalty date shall be not less than twenty (20) days after the rendering of the bill and shall be considered to have expired at office opening time of the next day after the date indicated on the bill. If the penalty date falls on a Saturday, Sunday or holiday, it will be extended to the next normal working day before the penalty is assessed.
     10. Notices: Notices required or otherwise given under this Agreement, except notices specifically allowed to be provided by facsimile, shall be given in writing and mailed by first class mail to the other party at the addresses provided below:

Company:	Customer:

Aquila, Inc.	Company: Amaizing Energy LLC
d/b/a Aquila Networks
Attention: Matt O’Reilly	Attention: Al Jentz
PO Box 68	Address: 2404 West Highway 30
1414 W. Broadway
Council Bluffs, IA 51501	Denison, IA 51142

Telephone: (712) 325-3001	Telephone: 712-263-2676
Fax: (712) 325-3038	Fax: 712-263-4134

Gas Supply Services Division
Attention: Marissa Birchard
1815 Capital
Omaha, NE 68102
Telephone: (402) 221-2673
Fax: (402) 829-2673

     11. Regulatory Commission Authority: The provisions of this Agreement are subject to Company’s Tariff, all valid legislation with respect to the subject matter hereof and to all present and future orders, rules, and regulations of the IUB and any other regulatory authorities having jurisdiction over (i) the transportation of natural gas contemplated hereunder, or (ii) the construction and operation of any facilities required to deliver said natural gas. Customer agrees that Company shall have the right to unilaterally make and to file with any and all regulatory bodies exercising jurisdiction, now or in the future, changes in rates or new rates or any other changes to Company’s Tariff, and that Customer shall be bound by such changes or new rates as are approved by such regulatory bodies. In the event of any conflict between the terms of this Agreement and the Tariff, the Tariff shall control.

     12. Acknowledgment of Transportation Risks: Customer hereby acknowledges and accepts the following risks and requirements associated with transporting gas:
(a)	the risk that Customer may incur penalties for unauthorized takes described in Section 12 of Company’s Tariff Sheet No. 61G, balancing and scheduling charges pursuant to Section 7 of Company’s Tariff Sheet No. 61D, and any charges Company incurs from the pipeline on behalf of Customer; and

(b)	that Customer must stop using gas when notified by Company or by Customer’s gas supplier of any interruption affecting Customer’s gas supply or transportation service.
     13. Entire Agreement: This Agreement and Company’s Tariff constitute the entire agreement of the parties with respect to the subject matter hereof, and supersedes and replaces all other prior or contemporaneous agreements between the parties regarding such subject matter.
     The parties have executed this Agreement effective the date first above written.

Aquila, Inc., d/b/a Aquila Networks		Amaizing Energy Corp., L.L.C. (Print customer name)

By:	/s/ Ivan Vancas	By	/s/ Sam J. Cogdill

	Name: Ivan Vancas		Name: Sam Cogdill
	Title: Operating VP		Title: President

ADDENDUM TO
LARGE VOLUME TRANSPORTATION
SERVICE AGREEMENT
                                                                                                                    December JR
     This Addendum is made and entered into effective the 6th day of ~~October~~ 2004, by and between Aquila, Inc., d/b/a Aquila Networks (“Company”) and Amaizing Energy, L.L.C. (“Customer”).
     WHEREAS, Company and Customer have entered into an Large Volume Transportation Service Agreement dated December ~~October~~ 6, 2004 JR (the “Transportation Agreement”) pursuant to which Company agreed to transport on its distribution system quantities of gas on behalf of Customer on an interruptible basis, on the terms and conditions specified in the Transportation Agreement; and
     WHEREAS, Company and Customer desire to amend certain provisions of the Transportation Agreement.
     NOW THEREFORE, the parties agree as follows:
     1. Minimum Annual Throughput and Rate. Customer agrees to transport, under the Transportation Agreement, an annual total of at least 1, 306,153 MMBtu (“Minimum Annual Throughput”) during the period January 1, 2006 through December 31, 2015. Customer shall be responsible and shall pay to Company the following charges for the periods indicated or as otherwise applicable:

Customer Charge:	$150.00 per month

Monthly Transportation Charge:	$150.00 per month

Firm Demand Charge:	$2,109.21 per month (Maximum Daily Quantity of 4,210 MMBtu times $0.501)

Commodity Charge:	For all gas transported by Customer under the Transportation Agreement, including the Minimum Annual Throughput, Customer shall pay Company the Company’s regulated margin (“Commodity Charge”). The Commodity Charge for years 1 through 5 shall be $0.035/MMBtu. For years 6-10 the respective Commodity Charge shall be $0.03605, $0.03713, $0.03939, $0.04.
     All other charges applicable to transportation service provided to Customer, as set forth in Company’s tariff, shall apply to gas transported under the Transportation Agreement. If Customer does not transport at least the Minimum Annual Throughput during the appropriate throughput periods, Customer will pay at the end of each year to Company the appropriate rate multiplied by the difference between the actual throughput and the Minimum Annual

Throughput. Such payment shall not be used as a credit for any gas transported in years subsequent to the throughput period.
     2. Transportation of Additional Quantities. Subject to the Transportation Agreement, Company agrees to transport to Customer additional quantities of gas delivered to Company by or on behalf of Customer to Company at such times that there is adequate distribution system capacity, and according to Company’s currently effective tariff.
     3. Term. The Transportation Agreement shall remain in effect for ten (10) years from the date service commences hereunder (“Original Term”). The terms of this addendum shall remain in effect after the Original Term until a new agreement can be executed by both parties. The parties agree to negotiate, in good faith, a replacement Transportation Agreement to be effective upon the expiration of the Original Term.
     4. Penalty for Confiscation of Gas: If Company fails to deliver Customer’s gas, which has been confirmed and delivered to the TBS for Customer’s use, and Company’s failure is not otherwise excused by any provisions of the Transportation Agreement, a reason of force majeure, or applicable interstate pipeline curtailment statutes and regulations, then Company will pay Customer an amount equal t the undelivered volume times the Customers cost for the time frame of the confiscation upon customer presenting verifiable costs to the Company.
     5. Regulatory Jurisdiction. If any regulatory body directly or indirectly asserts jurisdiction and significantly changes the rules and regulation applicable to the Transportation Agreement, which thereby makes performance hereunder commercially impracticable by either Party, then the party so affected shall have the right to terminate the Transportation Agreement upon thirty (30) days written notice to the other.
     6. Effect of Addendum. Except as otherwise provided herein, the Transportation Agreement shall remain in full force and effect according to their respective terms.
     IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first above written.

Aquila, Inc., d/b/a Aquila Networks		Amaizing Energy, L.L.C. (Print customer name)

By:	/s/ Ivan Vancas	By	/s/ Sam J. Cogdill

	Name: Ivan Vancas		Name: Sam Cogdill
	Title: Operating VP		Title: President